Exhibit 99.1

    India Globalization Capital Announces Extension of Expiration Date and Reduction of Exercise Price of its Publicly Traded Warrants

BETHESDA, MD--(BusinessWire – February 19, 2019) – India Globalization Capital Inc. (OTC: IGCC) today announced the extension of the expiration date and reduction in the exercise price for its outstanding publicly traded warrants, which are quoted on the OTC Markets under the ticker symbol IGC.WT and CUSIP number 45408X 118.

The public warrants were scheduled to expire at 5:00 p.m., New York time, on March 6, 2019. The new expiration date of the warrants has been extended to 5:00 p.m., New York time, on Monday, March 8, 2021. The warrants are subject to earlier expiration in the event the Company determines to exercise its right to call the warrants for redemption, as was the case prior to the extension.

The Company has 11,672,178 outstanding publicly traded warrants to purchase 1,167,217 shares of its common stock (CUSIP 45408X 308) by surrendering ten warrants and a payment of $50 in exchange for each share of common stock.

Commencing at 5:00 p.m., New York time, on March 6, 2019, and terminating at 5:00 p.m., New York time, on March 8, 2021,

the terms of the warrants will permit the Company to exchange ten warrants and $5 for each share of common stock (CUSIP 45408X 308), in accordance with Section 3.1 of the Warrant Agreement. All other terms of the warrants remain the same.

The Company filed a registration statement with the Securities and Exchange Commission to register the shares underlying the warrants to permit the exercise of the warrants. Currently, the Company’s registration statement is effective. Holders of the warrants will be able to exercise the warrants for cash since such registration statement is effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the shares underlying the warrants in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Currently IGC‘s Common Stock (IGCC) and Warrants (IGC.WT) are quoted on the OTC Markets.

About IGC:

IGC has two lines of business: infrastructure and medical cannabis. The company is based in Maryland, U.S.A.

Our website: www.igcinc.us

Twitter @IGCIR

Forward-looking Statements:

Please see forward looking statements and risk factors as discussed in detail in IGC's Form 10K for fiscal year ended March 31, 2018, and in other reports filed with the Securities and Exchange Commission.

Contact:

Claudia Grimaldi

301-983-0998